UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 22, 2015

MedAssets, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33881	51-0391128
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Point Center E, Suite 200, Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 678-323-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On June 22, 2015, MedAssets, Inc. (the “Company”) announced that Mr. Kevin M. Twomey has been appointed by the Company’s Board of Directors to serve as a Class III director of the Company. Mr. Twomey will serve on the Board of Directors until the annual meeting of stockholders to be held in June 2016 and until his successor has been elected and qualified. The Board of Directors also appointed Mr. Twomey to be a member of each of the Compensation and the Governance and Nominating Committees of the Board as an independent director in conformity with NASDAQ Global Select Market Rules.

In connection with his board service in 2015, Mr. Twomey will receive standard director compensation, on a pro-rata basis, in the form of a cash retainer and equity grant, of which the specific amounts and details of each will be determined by the disinterested members of the Compensation Committee of the Board of Directors at a later date.

Other than the foregoing, since the beginning of the Company’s last fiscal year, there has been no transaction or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeded or will exceed $120,000 and in which Mr. Twomey had or will have a direct or indirect material interest.

Item 8.01. Other Events.

The Company issued a press release on June 22, 2015 announcing the appointment of Mr. Twomey to the Board of Directors. A copy of the press release is attached as Exhibit 99.1 and is being incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated June 22, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedAssets, Inc.

June 22, 2015	By:	/s/ Jonathan H. Glenn
	Name:	Jonathan H. Glenn
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated June 22, 2015.